Exhibit 11.1
Computation of Earnings Per Common Share
(In thousands, except  per share data)                                       Quarter Ended                Nine Months Ended
---------------------------------------------------------------------------------------------------   -----------------------------
                                                                       Sept. 30,      Oct. 1,          Sept. 30,      Oct. 1,
                                                                         2001          2000              2001          2000
---------------------------------------------------------------------------------------------------   -----------------------------
Average number of common shares used in basic calculation                  28,680        25,342            28,530        25,334
Net additional shares issuable pursuant to employee stock
      option plans at period-end market price                                   -             -                 -             -
Shares issuable on assumed conversion of convertible
      preferred securities                                                      - *           - *               - *           - *
---------------------------------------------------------------------------------------------------   -----------------------------
Average number of common shares used in diluted calculation                28,680        25,342            28,530        25,334
===================================================================================================   =============================

Net earnings (loss)                                                $      (64,372)       (8,266)          (70,266)      (10,468)
Distribution savings on assumed conversion of convertible
       preferred securities, net of income taxes                                - *            - *              - *          - *
---------------------------------------------------------------------------------------------------   -----------------------------
Net earnings for computation of diluted earnings per common share  $      (64,372)       (8,266)          (70,266)      (10,468)
===================================================================================================   =============================

---------------------------------------------------------------------------------------------------   -----------------------------
Basic earnings (loss) per common share                             $        (2.24)        (0.33)            (2.46)        (0.41)
===================================================================================================   =============================

---------------------------------------------------------------------------------------------------   -----------------------------
Diluted earnings (loss) per common share                           $        (2.24)*       (0.33)*           (2.46)*       (0.41)*
===================================================================================================   =============================


     * Inclusion of the shares related to the convertible preferred securities results in an increase to earnings (loss) per share ("EPS") in 2001 and 2000. As those shares are antidilutive, they have been excluded from the computation of diluted EPS.